Exhibit 10.2

TAX PROTECTION AGREEMENT

BY AND AMONG

BELLAGIO, LLC,

BCORE PARADISE PARENT LLC

AND

BCORE PARADISE JV LLC

DATED AS OF NOVEMBER 15, 2019

i

TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of November     , 2019 (the “Effective Date”), by and among BCORE PARADISE JV LLC, a Delaware limited liability company (the “Company”); BELLAGIO, LLC, a Nevada limited liability company (the “Initial Protected Member”); and BCORE PARADISE PARENT LLC, a Delaware limited liability company (“Blackstone”). The Company, Initial Protected Member and Blackstone are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Initial Protected Member, Blackstone, the Company and other parties thereto have entered into that Master Transaction Agreement dated as of October 15, 2019 (as the same may be amended, supplemented or otherwise modified from time to time, the “Master Transaction Agreement”);

WHEREAS, the Closing under the Master Transaction Agreement is occurring on the Effective Date;

WHEREAS, pursuant to the Master Transaction Agreement the parties have entered into that certain Amended and Restated Limited Liability Agreement of the Company dated as of November     , 2019 (as the same may be amended, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, pursuant to the Master Transaction Agreement, on the Effective Date the Initial Protected Member has transferred 100% of its issued and outstanding limited liability company interests in Property Owner to the Company (or direct or indirect wholly-owned Subsidiary thereof) in exchange for a combination of the Protected Interest and cash (the “Contribution”);

WHEREAS, Blackstone has caused the Company (or one or more of its wholly-owned Subsidiaries) to obtain the Debt Financing and distribute the Debt Financing Amount to the Initial Protected Member as part of the cash consideration for the Contribution and, in connection therewith, MGM Resorts International, a Delaware corporation (“MGM Parent”) is providing the Parent Debt Guaranty;

WHEREAS, in consideration for the agreement of the Initial Protected Member to make the Contribution, the parties hereto desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions.

Capitalized terms employed herein and not otherwise defined shall have the meaning assigned to them in the LLC Agreement and the following capitalized terms shall have the following meanings:

(a)    “Accounting Firm” shall have the meaning set forth in Section 3(e).

(b)    “Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person.

(c)    “Agreement” shall have the meaning set forth in the Preamble.

(d)    “Breach” means a breach by the Company during the Protected Period of any of its obligations in Section 2.

(e)    “Built-In Gain” means the gain that would be allocable to the Protected Member by the Company pursuant to Code Section 704(c) with respect to the Protected Property if such property were disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain; provided, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the Protected Property or any other assets of the Company after the contribution date or any amount attributable to any depreciation or amortization of the Protected Property following the Closing, and shall be reduced as a result of the Protected Member’s taxable transfer of interests in the Company, or any other event that causes all or a portion of such Code Section 704(c) amount to be recognized, including any amortization of the Debt Financing and any traditional method with curative allocations pursuant to Section 5.4.2 of the LLC Agreement. For purposes of calculating amounts due pursuant to Section 3(a), the Built-In Gain shall be calculated immediately prior to a Breach and with the adjustments stated above.

(f)    “Closing” shall have the meaning set forth in the Master Transaction Agreement.

(g)    “Code” means the Internal Revenue Code of 1986, as amended.

(h)    “Company” shall have the meaning set forth in the Preamble.

(i)    “Company Tax Audit” shall have the meaning set forth in Section 4(c)(i).

(j)    “Contribution” shall have the meaning set forth in the Recitals.

(k)    “Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

(l)    “Debt Financing” shall have the meaning set forth in the Master Transaction Agreement.

(m)    “Debt Financing Amount” means the principal amount of the Debt Financing advanced at Closing.

(n)    “Event of Default” shall have the meaning set forth in the Lease.

(o)    “Effective Tax Rate” means the highest combined marginal U.S. federal, state and local income tax rate applicable to a corporation resident in Nevada, taking into account the character and type of the income recognized for the taxable year in which the transaction giving rise to such taxes occurred as if the Protected Member was taxable as a corporation.

(p)    “Exempt Event” means any casualty (other than a Protected Casualty), condemnation, governmental taking, or other involuntary conversion of all or any portion of the Protected Property.

(q)    “Existing Property Debt” means the Debt Financing and any subsequent refinancing thereof, including a refinancing of any subsequent refinancing.

(r)    “Fundamental Transaction” means a merger, consolidation or other combination of the Company with or into any other entity, a transfer of all or substantially all of the assets of the Company, any reclassification, recapitalization or exchange of the outstanding equity interests of the Company, a conversion of the Company into another form of entity, or any other strategic transaction undertaken by the Company pursuant to which the Protected Interest of the Protected Member is exchanged or is required to be exchanged for cash or equity in any other entity without the Consent or action of the Protected Party(s).

(s)    “Interest” means the entire ownership interest of a member in the Company at any particular time, including without limitation, the member’s economic entitlement, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all of the terms and provisions of this Agreement.

(t)    “Landlord” shall have the meaning set forth in the Lease.

(u)    “Lease” shall have the meaning assigned to the term “MGM Lease” as set forth in the LLC Agreement.

(v)    “LLC Agreement” shall have the meaning set forth in the Recitals.

(w)    “Master Transaction Agreement” shall have the meaning set forth in the Recitals.

(x)    “Minimum Debt Amount” means initially $2,975,000,000 (less 71% of any reduction of the Purchase Price in accordance with Section 2.1(f) of the Master Transaction Agreement). The Minimum Debt Amount shall be reduced dollar for dollar by any mandatory payments of principal arising under the terms of the Debt Financing, including, without limitation, any cash flow sweeps. If the Debt Financing is refinanced, the issue price of the refinanced debt (as determined under Code Section 1273(b)) shall be at least equal to the outstanding principal balance of the Debt Financing immediately prior to such refinancing.

(y)    “Nonrecourse Indebtedness” means indebtedness (i) that is “qualified nonrecourse financing” within the meaning of Code Section 465(b)(6) and a “nonrecourse liability” of the Company within the meaning of Treasury Regulations Section 1.752-1(a)(2) (determined, in each case, without regard to the Parent Debt Guaranty) and (ii) with respect to which the lender permits a guaranty in accordance with the Parent Debt Guaranty principles described in Exhibit J of the Master Transaction Agreement. For the avoidance of doubt, indebtedness shall not fail to qualify as Nonrecourse Indebtedness because of a Permitted Guaranty or any acquisition of such indebtedness by the Protected Party or a related person within the meaning of Code Section 465(b)(3)(C); provided, that in no event shall Blackstone, the Company or any of their Affiliates be treated as such a related person for purposes of this definition other than as a result of any action taken after the Effective Date by the Protected Party that results in the Company becoming a related person within the meaning of Code Section 465(b)(3)(C).

(z)    “Parent Debt Guaranty” means a guaranty by MGM Parent of the Debt Financing in accordance with the parent debt guaranty principles described in Exhibit J of the Master Transaction Agreement.

(aa)    “Permitted Disposition” means a transfer of the Protected Interest by the Protected Member to another Person pursuant to a nonrecognition provision of the Code.

(bb)    “Permitted Guaranty” means, with respect to any Person that is the guarantor, the collective reference to a guaranty of indebtedness or indemnity that provides for personal recourse to such Person for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in a separate guaranty or indemnification agreement in non-recourse financing of real property.

(cc)    “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

(dd)    “Prohibited Transfer” shall have the meaning set forth in Section 2(a)(i).

(ee)    “Protected Casualty” shall mean any casualty of all or any portion of the Protected Property that results in a taxable disposition of the Property solely because Landlord failed to make insurance proceeds available to Tenant in the manner required by the Lease.

(ff)    “Protected Interest” means (i) the initial Interest (and any portion thereof) received by the Initial Protected Member on account of the Contribution, (ii) any equity interests in an entity treated as a partnership for U.S. federal income tax purposes received by the Protected Member in exchange for the Protected Interest pursuant to a Fundamental Transaction with respect to which the Protected Member’s tax basis in such equity interests is determined in whole or in part with reference to the Protected Member’s tax basis in such Protected Interest and (iii) any equity interest in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for a Protected Interest by the Protected Member in a Permitted Disposition.

(gg)    “Protected Member” means (i) the Initial Protected Member and (ii) any Person who holds 100% of the Protected Interest and who acquired such Protected Interest from the Initial Protected Member or other Protected Member in a Permitted Disposition in which such Person’s adjusted basis in such Protected Interest, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the previous Protected Member in such Protected Interest.

(hh)    “Protected Member Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(ii)    “Protected Period” means the period commencing on the Effective Date and expiring one hundred eighty (180) days after the ninth anniversary of the Effective Date.

(jj)    “Protected Property” means the Real Property, and any and all replacement property received in exchange for the Real Property pursuant (1) to Code Section 1031, (2) to Code Section 1033 or (3) to any other Code provision that provides for the nonrecognition of income or gain (including all subsequent replacements pursuant to such Code Sections).

(kk)    “Real Property” shall have the meaning assigned to the term “Property” as set forth in the LLC Agreement.

(ll)    “Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

(mm)    “Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(nn)    “Tenant” shall have the meaning set forth in the Lease.

(oo)    “TPA Claim Notice” shall have the meaning set forth in Section 3(d)(iii).

(pp)    “TPA Payment Date” shall have the meaning set forth in Section 3(d)(iii).

(qq)    “Transactions” shall have the meaning set forth in the Master Transaction Agreement.

(rr) “Transaction Documents” means the Master Transaction Agreement, the LLC Agreement, the Lease and any other document implementing the Transactions.

(ss) “Treasury Regulations” means the income tax regulations under the Code, in final form, (i) where there is a reference to a specific regulation, as of the date hereof and (ii) in all other cases, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). For the avoidance of doubt, Treasury Regulations shall reference the proposed or temporary regulations only where expressly provided, and shall reference them as of the date hereof.

Section 2.    Prohibited Activity.

(a) Restrictions	on Disposition of Protected Property.

(i)    Prohibited Transfers. Except as otherwise provided in this Section 2(a), during the Protected Period, the Company shall not and shall not permit: (i) a sale, transfer, exchange, or other disposition (including a Protected Casualty) of the Protected Property or any interest therein held by the Company directly or indirectly in a transaction that results in an allocation to the Protected Member of all or any portion of its Built-In Gain with respect to such Protected Property under Code Section 704(c) (including any portion thereof recognized under Code Section 704(c)(1)(B)), other than in an Exempt Event or (ii) effect a distribution (other than in connection with an Exempt Event) by the Company to the Protected Member that results in the recognition of all or any portion of the Protected Member’s Built-In Gain with respect to a Protected Property under Code Section 737 (any such disposition under clause (i) or distribution under clause (ii) (other than a disposition or distribution described in Section 2(a)(ii) or Section 2(a)(iii)), a “Prohibited Transfer”).

(ii)    Replacement Property Transfers. The Company (or any of its Subsidiaries) may transfer the Protected Property without the consent of the Protected Party if such transfer constitutes (I) a like-kind exchange of the Protected Property pursuant to Code Section 1031, or (II) an involuntary conversion of the Protected Property pursuant to Code Section 1033, in each case if, and only if, such a transfer described in either of the forgoing clauses (I) and (II) does not result in the recognition of any income or gain by the Protected Member.

(iii)    Permitted Transfer. The Company (or any of its Subsidiaries) may transfer the Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 721 without the consent of the Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by the Protected Member, (b) Blackstone (or its successor) remains bound by the terms of this Agreement and (c) the partnership interest received by the Company (or any of its Subsidiaries) becomes Protected Property.

(b)    Restrictions on Fundamental Transactions. During the Protected Period, the Company and its Subsidiaries shall not consummate or permit any Fundamental Transaction that results in a taxable disposition (in whole or in part) of the Protected Member’s interest in the Company resulting in the recognition of income or gain by the Protected Member attributable to its Built-In Gain in the Protected Property.

(c)	Obligation to Maintain Nonrecourse Indebtedness.

(i)    During the Protected Period, with respect to the Protected Property then held by the Company, the Company shall maintain, directly or indirectly, an amount of Nonrecourse Indebtedness secured by such Protected Property or to which the Protected Property is otherwise subject for purposes of Treasury Regulations Section 1.752-3(a) (and which is not secured by any other property and to which no other property is subject for purposes of Treasury Regulations Section 1.752-3(a) other than personal property and intangible property in connection with the Protected Property including any property securing the Debt Financing as of the Closing) not less than the Minimum Debt Amount.

(ii)    If, during the Protected Period, the Company refinances any Existing Property Debt (or other Nonrecourse Indebtedness) allocated to the Protected Member (for purposes of Treasury Regulations Sections 1.752-3(a)(3) or 1.707-5(a)(2)), the Company shall structure the transaction in a manner such that such Nonrecourse Indebtedness is replaced with other Nonrecourse Indebtedness treated as a continuation of the original Nonrecourse Indebtedness for purposes of Treasury Regulations Section 1.707-5(c) to the extent permitted by applicable law.

(d)    Breach of Lease. Notwithstanding the foregoing, in no event shall Blackstone be liable for any Breach if at the time of such Breach there is an Event of Default (as defined under the Lease) that has occurred and is continuing, or the Lease has terminated as a result of an Event of Default.

(e)    Consented Actions. The Company may take any action prohibited by the covenants contained in this Section 2 with the express written consent of the Protected Member releasing the Company and Blackstone from liability for the specific breach of covenant from which such liability arises. For the avoidance of doubt, absent such express written consent, (i) any rights of the Company or Blackstone in the Transaction Documents to take any action that would give rise to a Breach (including, but not limited to, any right to transfer the Protected Property, repay debt, make tax elections or distribute casualty or condemnation proceeds) shall not release Blackstone from its obligations under this Agreement in respect of a Breach and (ii) the consent by the Protected Member of an act by the Company that would give rise to a Breach shall not be interpreted as a waiver of any of such Protected Member’s rights under this Agreement unless such consent expressly references the Protected Member releasing Blackstone from liability.

Section 3.    Indemnification; Liability.

(a)	Payment for Breach.

(i)    In the event of a Breach of Section 2(a), Blackstone shall pay to the Protected Member an amount equal to (A) the product of (x) the amount of Built-In Gain recognized by the Protected Member multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(ii)    In the event of a Breach of Section 2(b), Blackstone shall pay to the Protected Member an amount equal to (A) the product of (x) the amount of income or gain recognized by the Protected Member as a result of such Breach (but not in excess of the amount of remaining Built-In Gain calculated immediately before such breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(iii)    In the event of a Breach of Section 2(c) , Blackstone shall pay to the Protected Member an amount equal to (A) the product of (x) the amount of income or gain recognized by the Protected Member as a result of such Breach (but not in excess of the amount of remaining Built-In Gain calculated immediately before such breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

In the event that multiple Breaches occur as a result of a single event, payments under this Section 3(a) shall be calculated in sequence for each such Breach. Any payments due under this Section 3(a) shall be paid in accordance with Section 3(d).

(b)    Exclusive Remedy. The parties hereto agree and acknowledge that the payment obligations of Blackstone pursuant to Section 3(a) hereof shall constitute liquidated damages for any Breach and shall be the sole and exclusive remedy of the Protected Member for any such Breach. Without waiving any of its rights under any of the Transaction Documents, Protected Member acknowledge and agrees that it shall have no right to initiate a claim for specific performance of the obligations under Section 2 of this Agreement.

(c)	Limitations.

(i)    Notwithstanding the foregoing and for the avoidance of doubt, no Breach shall be deemed to have occurred and Blackstone shall not be obligated to pay the Protected Member for the amount of any taxes payable (or additional taxes payable) by the Protected Member as a result of any gain recognized, including any Built-In Gain, by the Protected Member to the extent any gain recognized is directly attributable to or resulting from or with respect to MGM Parent’s termination of, reduction in, modification of, or failure to enter into, the Parent Debt Guaranty.

(ii)    For the avoidance of doubt, in the event of a Breach, none of MGM Parent or its Affiliates shall be obligated to enter into (or increase the amount of) any guaranty in order to mitigate any payments due under this Section 3.

(iii)    Notwithstanding any other provision of this Agreement to the contrary, the liability of Blackstone under Sections 3(a)(i), 3(a)(ii) and 3(a)(iii) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain as of the Effective Date and (y) the highest Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such highest Effective Tax Rate. An example of the foregoing limitation is set forth in Exhibit A.

(d) Procedural	Matters.

(i)    If a Breach has occurred, the Company shall provide to the Protected Member written notice of the event or transaction giving rise to such Breach as soon as reasonably practicable.

(ii)    The Company and Blackstone agree to provide any information reasonably requested by the Protected Member in connection with any Breach.

(iii)    Not later than the date that is the later of: (i) thirty (30) business days after receipt by Blackstone of a written claim from the Protected Member claiming that damages are due as a result of a Breach (a “TPA Claim Notice”) or (ii) the date on which the underlying tax payment (including estimated tax payments) is due (the “TPA Payment Date”), Blackstone shall make such payment, unless Blackstone disagrees with the computation of the amount required to be paid in respect of such Breach, in which event the parties shall negotiate in good faith to reach an agreement, and if the parties are unable to agree, the procedures in Section 3(e) below shall apply and the payment shall be due within ten (10) business days after the earlier of a determination by the Accounting Firm or an agreement between Blackstone and the Protected Member as to the amount required to be paid. Any such written claim shall set forth a detailed calculation of the amounts due to the Protected Member pursuant to Section 3(a) and shall provide Blackstone with such evidence or verification as Blackstone may reasonably require and the Protected Member shall timely provide all information reasonably requested by Blackstone to determine the amount of the payment to be made.

(e)	Dispute Resolution.

(i)    If the parties are unable to agree as to whether a Breach has occurred or the calculation of the amounts due pursuant to Section 3(a), the dispute shall be submitted to a nationally recognized accounting firm selected jointly by the parties (the “Accounting Firm”). If the parties cannot jointly agree on an Accounting Firm, Blackstone, on the one hand, and the Protected Member, on the other, shall each select a nationally recognized accounting firm and the two firms selected by the parties shall jointly select a third nationally recognized accounting firm. Together, the three accounting firms selected shall serve on a panel as the Accounting Firm.

(ii)    The Accounting Firm shall be instructed to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to whether a Breach has occurred and the amount of the damages payable pursuant to Section 3(a) shall be final, conclusive and binding on the Company, Blackstone and the Protected Member. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by Blackstone, on the one hand, and the Protected Member, on the other.

Section 4.    Tax Treatment and Reporting; Tax Proceedings.

(a)	Tax Treatment of Transaction.

(i)    For purposes of making any computations hereunder, absent (i) a determination to the contrary pursuant to Code Section 1313 or (ii) any change in law that applies prior to the reporting of the Transactions, the Parties shall treat the Transactions as follows: (1) pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 2, a contribution by Blackstone of cash to the Company and a contribution by the Initial Protected Member of the assets and liabilities of PropCo in a transaction described in Code Section 721, (2) the Debt Financing is a recourse liability (within the meaning of Regulations Section 1.7075(a)(2) and 1.752-1(a)(1)) to the extent of the amount with respect to which the Initial Protected Member enters into and maintains the Parent Debt Guaranty and the distribution of the Debt Financing Amount by the Company to the Initial Protected Member as a “debt-financed transfer” of liabilities that are allocable to the Initial Protected Member under Treasury Regulations Section 1.707-5(b) to the extent of the amount of such Parent Debt Guaranty and (3) with respect to any other amounts transferred to the Initial Protected Member (including deemed transfers pursuant to a liability assumption by the Company), as a disguised sale of property to the Company described in Code Section 707(a)(2)(B), other than any amounts properly treated as preformation expenditures pursuant to Treasury Regulations Section 1.707-4(d). All references to Blackstone or the Initial Protected Member in this Section 4(a)(i) shall be interpreted to reference such entity’s regarded parent for U.S. federal income tax purposes (and applicable state and local income tax purposes) if such entity is treated as a disregarded entity for U.S. federal income tax purposes (and applicable state and local income tax purposes).

(b)    Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors.

(c)	Tax Audits.

(i)    If the Company receives any claim, demand, assessment or other assertion with respect to the manner of allocating liabilities amongst the partners or that could result in the Protected Member being allocated any Built-In Gain (a “Company Tax Audit”), the Company shall provide notice to the Protected Member, and the Protected Member shall have the right to participate in such Company Tax Audit solely with respect to such matters, and the Company shall not settle the applicable portion of any such Company Tax Audit without the consent of the Protected Member (such consent not to be unreasonably withheld, conditioned or delayed).

(ii)    If the Protected Member receives any claim, demand, assessment or other assertion that could result in a tax liability giving rise to an indemnification obligation by Blackstone under Section 3(a) (a “Protected Member Tax Audit” or Company Tax Audit herein referred to as a “Tax Audit”), the Protected Member shall provide notice to the Company and Blackstone, and Blackstone shall have the right to participate in such claim, demand, assessment or other contest to the extent of the applicable portion that could result in an obligation of Blackstone under this Agreement, and the Protected Member shall not settle the applicable portion of any such claim, demand, assessment or other contest without the consent of Blackstone, such consent not to be unreasonably withheld, conditioned or delayed.

(iii) Notwithstanding anything to the contrary herein, if any Tax Audit causes a change in the amount owed by Blackstone to the Protected Member pursuant to this Agreement, then (i) if there is an increase in the amount owed by Blackstone to the Protected Member, Blackstone shall pay to the Protected Member any incremental amount of damages resulting from such increase, or (ii) if there is a decrease in the amount owed by Blackstone to the Protected Member, the Protected Member shall pay to Blackstone any incremental decrease in the amount of damages previously paid to the Protected Member, in each case, as calculated pursuant to Section 3(a).

(d)    Change in Law. If, as a result of change in law or interpretation thereof, Built-In Gain or gain recognized pursuant to Code Section 731 would be recognized by the Protected Member absent a Breach, the parties hereto shall use commercially reasonable efforts to avoid or minimize the gain recognized by the Protected Member consistent with applicable law; provided Blackstone and the Company shall not be required to incur any unreimbursed costs or modify the economic arrangements of the parties and Blackstone and the Company shall have no obligation or liability to the Protected Member and/or its permitted successor-in-interest to the extent that Blackstone and the Company’s inability to comply with the provisions of this Agreement are attributable to such change in the tax laws or interpretation thereof.

(e)    Built-In Gain. On or before May 1, 2020, the Initial Protected Member shall provide to Blackstone (i) the Built-In Gain (and its relative allocation among, land, buildings and personal property, which shall be used by the parties for tax reporting purposes) attributable to the Protected Property, (ii) supporting documentation with respect thereto.

Section 5.    Transfers.

(a)    Assignment. Except as otherwise provided herein, (i) neither the Company nor Blackstone shall assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Protected Member and (ii) the Protected Member shall not assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of Blackstone.

(b)    Transfers. Notwithstanding anything to the contrary in paragraph (a) above, (i) if Blackstone transfers its entire Interest in the Company to a Person in accordance with the terms of the LLC Agreement, and such Person assumes all the obligations arising under this Agreement in accordance with Section 7.1.2 of the LLC Agreement, Blackstone shall be released from any and all liability arising under this Agreement for any period and (ii) if the Protected Member transfers its entire Interest in the Company to a Person in accordance with the terms of the LLC Agreement, and such Person assumes all the obligations arising under this Agreement in accordance with Section 7.1.2 of the LLC Agreement, the Protected Member shall be released from any and all liability arising under this Agreement for any period.

Section 6.    Miscellaneous.

(a)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

(b)    Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

(c)    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(e)    Governing Law. All claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

(f)    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

(g)    Jurisdiction and Venue. Each Party (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 6(i). Nothing in this Section 6(g), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(h)    Construction; Interpretation. The term “this Agreement” means this Tax Protection Agreement together with the Schedules and Exhibits hereto (if any), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits (if any), and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

(i)    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail (followed by overnight courier), (c) by delivery by a nationally recognized overnight courier or (d) by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

If to Blackstone or the Company, to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

With a copy (which shall not constitute notice to Blackstone nor the Company) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa and Erik Quarfordt

Email: gressa@stblaw.com and equarfordt@stblaw.com

If to the Initial Protected Member, to:

c/o MGM Resorts International

6385 South Rainbow Boulevard, Suite 500

Las Vegas, NV 89118

Attention: Corporate Legal

With a copy (which shall not constitute notice to the Initial Protected Member) to:

Email: legalnotices@mgmresorts.com

With copies (which shall not constitute notice to the Initial Protected Member) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, W. Michael Bond, Mark Schwed and Sachin Kohli

E-mail: michael.aiello@weil.com, michael.bond@weil.com,

mark.schwed@weil.com and sachin.kohli@weil.com

(j)    Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

(k)    Extension; Waiver. Each Party may in a writing executed by such Party (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

(l)    Remedies. Except as otherwise expressly provided herein or in any Transaction Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy.

(m)    Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 6(m) shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Transaction Document, except to a de minimis extent.

(n)	Non-Recourse.

(i)    Notwithstanding anything to the contrary contained herein, the Initial Protected Member’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Initial Protected Member and the direct and indirect partners or members of Initial Protected Member assume no personal liability for any obligations entered into on behalf of the Initial Protected Member and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Initial Protected Member under this Agreement.

(ii)    Notwithstanding anything to the contrary contained herein, other than in connection with any distribution by the Company to Blackstone in violation of this Agreement or the LLC Agreement, Blackstone’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Blackstone and the direct and indirect partners or members of Blackstone assume no personal liability for any obligations entered into on behalf of Blackstone and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Blackstone under this Agreement.

(iii)    The provisions of this Section 6(n) shall survive the termination of this Agreement.

[Signatures Commence on Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BCORE PARADISE JV LLC

By:	/s/ Qahir Madhany
Name:	Qahir Madhany
Title:	Managing Director and Vice President

BCORE PARADISE PARENT LLC

By:	/s/ Qahir Madhany
Name:	Qahir Madhany
Title:	Managing Director and Vice President

BELLAGIO, LLC

By:	/s/ Laura Norton
Name:	Laura Norton
Title:	Authorized Representative

EXHIBIT A

Payment for Breach – Illustrative Example

The following example illustrates the cap on indemnity payments contained in Section 3(c)(iii) of this Agreement. Under Section 3(c)(iii), the liability of Blackstone under Sections 3(a)(i), 3(a)(ii) and 3(a)(iii) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain as of the Effective Date and (y) the highest Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such Effective Tax Rate.

Assuming that (a) the Built-In Gain as of the Effective Date is $2.5 billion and (b) there have been Breaches where the Effective Tax Rate in effect at the time of such Breaches was 18%, 15%, 21%, respectively, such that the highest Effective Tax Rate in effect at the time of any Breach is 21%, then the cap on Blackstone’s liability under Sections 3(a)(i), 3(a)(ii) and 3(a)(iii) of this Agreement is calculated as follows:

1.    Built-In Gain: $2.5 billion.

2.    Highest Effective Tax Rate: 21%.

3.    (A) equal to product of (x) Built-In Gain and (y) Effective Tax Rate: $525 million.

4.    (B) equal to one hundred percent minus the highest Effective Tax Rate: 79%.

5.    Cap on indemnity payments equal to (A) divided by (B): $664.56 million.

The indemnity payment shown above is rounded to the nearest hundredth decimal place solely for convenience and varies from the actual indemnity payment.

The parties to the Agreement acknowledge and agree that the example above is based on assumptions and that the actual amount of the cap on Blackstone’s liability will be calculated appropriately to reflect (i) the actual Built-In Gain as of the Effective Date and (ii) and highest Effective Tax Rate at time of any Breach.